UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 30, 2014

Martin Marietta Materials, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-12744	56-1848578
(Commission File Number)	(IRS Employer Identification No.)

2710 Wycliff Road, Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

(919) 781-4550

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 30, 2014, the Corporation and its wholly-owned subsidiary, Martin Marietta Funding LLC (“MM Funding”), entered into the Fifth Amendment to its Credit and Security Agreement with SunTrust Bank dated as of April 19, 2013. The Credit and Security Agreement was extended and, as amended, is scheduled to terminate on September 30, 2016. Further, SunTrust Bank has sold and assigned an interest in its rights and obligations under the Credit and Security Agreement to Regions Bank and PNC Bank, National Association. The Credit and Security Agreement may be further extended by agreement of the Corporation, MM Funding, SunTrust Bank, and other lenders.

The Credit and Security Agreement is a $250,000,000 trade receivables securitization facility backed by trade receivables originated by the Corporation or by certain of its subsidiaries and acquired by the Corporation, which the Corporation then sells or contributes to MM Funding. MM Funding’s borrowings bear interest at one-month LIBOR plus 0.70%, subject to change in the event that this rate no longer reflects the lender’s cost of lending.

The Credit and Security Agreement includes cross-default provisions related to the Corporation’s $350,000,000 revolving credit agreement and $250,000,000 term loan.

The Fifth Amendment to Credit and Security Agreement is filed as an exhibit hereto and is incorporated herein by reference, and the description of the Fifth Amendment to Credit and Security Agreement contained herein is qualified in its entirety by the terms of this agreement.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.01	Fifth Amendment to Credit and Security Agreement, dated as of September 30, 2014, among Martin Marietta Funding LLC, as borrower, Martin Marietta Materials, Inc., as servicer, and SunTrust Bank, as lender together with the other lenders from time to time party thereto, and SunTrust Bank, as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.
(Registrant)

Date: October 3, 2014	By:	/s/ Anne H. Lloyd
Anne H. Lloyd,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.01	Fifth Amendment to Credit and Security Agreement, dated as of September 30, 2014, among Martin Marietta Funding LLC, as borrower, Martin Marietta Materials, Inc., as servicer, and SunTrust Bank, as lender together with the other lenders from time to time party thereto, and SunTrust Bank, as administrative agent for the lenders.